UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2009

PRUDENTIAL FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

New Jersey	001-16707	22-3703799
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

751 Broad Street

Newark, New Jersey 07102

(Address of principal executive offices and zip code)

(973) 802-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of Material Definitive Agreement.

See the response to Item 8.01 below, which is incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets.

See the response to Item 8.01 below, which is incorporated herein by reference.

Item 8.01	Other Events.

On December 31, 2009, Prudential Financial, Inc. (together with its subsidiaries, the “Company”) announced that it had completed the sale of the Company’s minority joint venture interest in Wachovia Securities Financial Holdings, LLC, which includes Wells Fargo Advisors (formerly Wachovia Securities). At the closing, the Company received $4.5 billion in cash as the purchase price for its joint venture interest.

In addition, following the closing, the Company received $418.4 million in payment of the principal of and accrued interest on the subordinated promissory note in the principal amount of $417 million that had been issued by Wachovia Securities in connection with the establishment of the joint venture.

Effective on the closing date, the Retail Brokerage Company Formation Agreement, dated as of February 19, 2003, between the Company and Wachovia Corporation, included as Exhibit 10.20 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, and the Limited Liability Company Agreement of Wachovia/Prudential Advisors LLC, the form of which is included as Exhibit 10.21 to such Annual Report on Form 10-K, were both terminated, subject to the survival of provisions which by the terms of such agreements survive such termination. Certain other commercial and contractual arrangements and agreements between the Company and its subsidiaries, on the one hand, and Wells Fargo, Wells Fargo Advisors and their subsidiaries, on the other, remain in effect, including the Sweep Feature Agreement (Prudential Advisor), dated as of July 30, 2004, included as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, pursuant to which the Company’s Asset Management business is entitled to certain payments from Wells Fargo.

A copy of the Company’s press release, dated December 31, 2009, concerning the completion of the sale is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(b) Pro forma financial information.

The following provides the estimated unaudited financial statement impacts of the completion of the sale of the minority joint venture interest in Wachovia Securities Financial Holdings, LLC, which includes Wells Fargo Advisors (formerly Wachovia Securities).

The Consolidated Statement of Financial Position would reflect an increase in “Cash and cash equivalents” of $4,500 million, a decrease in “Other Assets” of $2,259 million, an increase in “Income taxes” of $784 million, and an increase in “Retained earnings” of $1,457 million, reflecting the receipt of cash proceeds, the de-recognition of the carrying value related to the minority joint venture interest, and the after-tax gain on sale. These amounts reflect the hypothetical impact on the Unaudited Interim Consolidated Statement of Financial Position as of September 30, 2009, as if the sale was completed on September 30, 2009.

Assuming the sale was completed on January 1, 2008, the Consolidated Statement of Operations for the year ended December 31, 2008 would have reflected an increase in “Equity in earnings of operating joint ventures, net of taxes” of $221 million or $0.52 per basic and diluted share of Common Stock. The Consolidated Statement of Operations for the nine months ended September 30, 2009 would have reflected an increase in “Equity in earnings of operating joint ventures, net of taxes” of $1 million, which would have no measurable impact on earnings per basic or diluted share of Common Stock. These amounts reflect the hypothetical removal of the after-tax earnings from the minority joint venture interest recognized in the Consolidated Statement of Financial Position assuming the sale was completed as of January 1, 2008.

The amounts above do not consider the potential impact on earnings of the reinvestment of cash proceeds or the receipt of payment of the principal of and accrued interest on the subordinated promissory note referred to under Item 8.01 above.

This information should be read in conjunction with the historical financial statements and notes thereto of Prudential Financial, Inc. included in the Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009 and in the Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

(d) Exhibits.

99.1	Copy of Prudential Financial, Inc. press release, dated December 31, 2009, concerning the completion of the sale to Wells Fargo & Company of Prudential Financial, Inc.’s minority joint venture interest in Wells Fargo Advisors (formerly Wachovia Securities).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 31, 2009

PRUDENTIAL FINANCIAL, INC.

By:	/s/ BRIAN J. MORRIS
Name:	Brian J. Morris
Title:	Vice President and Assistant Secretary

Exhibit Index

Exhibit No.	Description

99.1	Copy of Prudential Financial, Inc. press release, dated December 31, 2009, concerning the completion of the sale to Wells Fargo & Company of Prudential Financial, Inc.’s minority joint venture interest in Wells Fargo Advisors (formerly Wachovia Securities).